UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 6, 2017

General Electric Company
(Exact name of registrant as specified in its charter)

New York	001-00035	14-0689340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 Farnsworth Street, Boston, MA		02210
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (617) 443-3000

(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

General Electric Company (“GE” or the “Company”) announced that, effective December 31, 2017, John G. Rice will retire as Vice Chairman, President & CEO, Global Growth Organization after 39 years of service with GE, and Elizabeth J. Comstock will retire as Vice Chairman, Business Innovations after 27 years of service with GE. The Company also announced that, effective November 1, 2017, Jamie S. Miller, 49, will become Chief Financial Officer, succeeding Jeffrey S. Bornstein. Mr. Bornstein will remain a Vice Chairman through year-end.

Ms. Miller joined GE in 2008 as Vice President, Controller and Chief Accounting Officer after 18 years of experience outside the Company at Anthem, Inc. and as a Partner at PricewaterhouseCoopers, LLP. Her roles prior to GE included managing investor relations, controllership, financial planning and analysis, tax and financial systems. In April 2013, Ms. Miller was appointed Senior Vice President and Chief Information Officer of GE, where she led the Company’s global information technology strategy, services and operations. After two and a half years in that role, Ms. Miller was appointed President & CEO of GE Transportation in October 2015. Ms. Miller also serves as a director at Baker Hughes, a GE company.

In connection with Ms. Miller’s appointment as Chief Financial Officer, the Management Development and Compensation Committee of the Board of Directors increased her base salary by 7.4% to $1,450,000.

As Mr. Rice has already reached the retirement age specified in the Company’s benefit plans, Mr. Rice will receive the retirement benefits described in the Company’s Definitive Proxy Statement for the 2017 Annual Meeting of Shareowners filed with the SEC on March 8, 2017 (the “2017 Proxy Statement”). Mr. Rice will be eligible to receive a 2017 annual cash bonus and a prorated 2016-2018 long-term performance award payment based on the Company’s actual performance, each in accordance with GE’s normal processes.

The Company and Mr. Bornstein will enter into an agreement pursuant to which Mr. Bornstein will be subject to a 12-month non-compete and GE will provide certain compensation arrangements, including: (1) Mr. Bornstein will receive up to 12 months of severance pay at his current salary rate as set forth in the 2017 Proxy Statement; (2) Mr. Bornstein will be eligible to receive a 2017 annual cash bonus and a prorated 2016-2018 long-term performance award payment based upon the Company’s actual performance, each in accordance with GE's normal processes; (3) Mr. Bornstein’s 2017 grants of stock options, restricted stock units and performance share units will be cancelled, along with those stock options and restricted stock units granted prior to 2017 for which vesting is not accelerated (as described below); (4) Mr. Bornstein’s outstanding stock options granted prior to 2017 and that would have normally vested during the next two years will vest (to the extent not already vested) in January 2018 and have up to a two-year post-retirement exercise period; (5) Mr. Bornstein’s outstanding restricted stock units that were granted prior to 2017 and that would have normally vested during the next two years will vest in January 2018; (6) Mr. Bornstein’s outstanding performance share units that were granted before 2017 will remain eligible to vest based on actual Company performance; and (7) Mr. Bornstein will vest at age 60 under the GE Supplementary Pension Plan with benefits based on his approximately 28 years of service as of the retirement date.

The Company and Ms. Comstock will enter into an agreement pursuant to which Ms. Comstock will be subject to a 12-month non-compete and GE will provide certain compensation arrangements, including: (1) Ms. Comstock will be eligible to receive a 2017 annual cash bonus and a prorated 2016-2018 long-term performance award payment based upon the Company’s actual performance, each in accordance with GE's normal processes; (2) Ms. Comstock’s 2017 grants of stock options, restricted stock units and performance share units will be cancelled, along with those restricted stock units granted prior to 2017 for which vesting is not accelerated (as described below); (3) Ms. Comstock’s outstanding stock options granted prior to 2017 will vest (to the extent not already vested) in January 2018 and have up to a three-year post-retirement exercise period; (4) Ms. Comstock’s outstanding restricted stock units granted prior to 2017 and that would have normally vested during the next three years will vest in January 2018; (5) Ms. Comstock’s outstanding performance share units that were granted before 2017 will remain eligible to vest based on actual Company performance; and (6) Ms. Comstock will vest at age 60 under the GE Supplementary Pension Plan with benefits based on her approximately 24 years of pensionable service as of the retirement date and be paid a comparable monthly allowance upon her retirement at age 57 until she reaches age 60.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Electric Company
(Registrant)

Date: October 10, 2017	/s/ Christoph A. Pereira
Christoph A. Pereira Vice President, Chief Corporate, Securities and Finance Counsel

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